CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM



To the Shareholders and
Board of Trustees of
Federated Equity Funds:


We consent to the use of our report dated January 23, 2012, with respect to the financial statements of the Federated Global Equity Fund, Federated
InterContinental Fund, and Federated International
Strategic Value Dividend Fund, each a portfolio of Federated Equity Funds, as of November 30, 2011, incorporated herein by reference and to the references to our firm under the headings "Financial
Highlights" in the prospectuses and "Independent
Registered Public Accounting Firm", "Addresses", and "Appendix" in the statements of additional information.


Boston, Massachusetts
January 23, 2012